Exhibit 99.1

FOR IMMEDIATE RELEASE

Scientific Games to Acquire Bally Technologies

In Transaction Valued at $5.1 Billion

Combination Will Expand Global Capabilities to Deliver Innovative Gaming, Lottery and Social Content, World-Class Systems Solutions and Value-added Services

Across Multiple Distribution Channels and Platforms

Transaction Expected to be Immediately Accretive

to Scientific Games’ EPS and Cash Flow

$220 Million in Annual Cost Synergies and $25 Million in Annual Capital Expenditure Savings

Anticipated to be Realized by End of Second Year After Closing

Conference Call Today at 8:30 am EDT, (866) 318-8617

New York and Las Vegas, August 1, 2014 – Scientific Games Corporation (Nasdaq: SGMS) (“Scientific Games”) and Bally Technologies, Inc. (NYSE: BYI) (“Bally”) today announced that the companies have entered into a definitive merger agreement whereby Scientific Games has agreed to acquire all of the outstanding Bally common stock for $83.30 in cash per share, which represents a 38 percent premium to Bally’s closing stock price on July 31, 2014. The aggregate transaction value is approximately $5.1 billion, including the refinancing of approximately $1.8 billion of existing Bally net debt. The transaction was unanimously approved by the boards of directors of the two companies.

“The acquisition of Bally provides us with a unique opportunity to combine two exceptional companies with long track records of creating leading-edge games and gaming technology products for players and delivering innovative solutions to our customers,” said Gavin Isaacs, Scientific Games’ President and Chief Executive Officer. “With leading gaming, lottery, and interactive content, world-class systems capabilities and table game offerings, we believe that the combined company will be uniquely positioned as a strategic partner for gaming and lottery operators, offering a highly diversified suite of value-enhancing products and services across multiple worldwide distribution channels and platforms.”

“Having worked side-by-side with the talented teams at Bally and more recently Scientific Games, I am confident this combination brings together best-of-breed cultures and is occurring at a truly opportune time as both companies are committed to bringing the highest value products and services to customers,” continued Mr. Isaacs. “The combined company will feature world-class research and development capabilities, an expanded base of recurring revenues and greater worldwide penetration in key geographies, including the AustralAsia region. In addition to the strategic value of the transaction to our customers, we expect to create significant shareholder value as the transaction is expected to deliver immediate earnings and cash flow accretion and will allow us to meaningfully reduce our leverage over the next three to four years. Reflecting both organizations’ recent post-merger integration successes, we have identified and expect to realize $220 million in annual cost synergies and $25 million of annual capital expenditure savings by the end of the second year following the closing of the transaction.”

“The combination with Scientific Games will benefit our customers and shareholders,” said Richard Haddrill, Bally’s Chief Executive Officer. “Increased scale, geographic diversity and product development capabilities will create a new runway of growth opportunities through new products and a comprehensive portfolio of customer-focused solutions.  This transaction delivers immediate value to our shareholders, and the highest share price in our history. We look forward to working with our new colleagues at Scientific Games to execute a detailed integration plan to realize customer satisfaction and additional value.”

Expanded Portfolio and Improved Operating Efficiencies

The transaction would expand Scientific Games’ portfolio of products and solutions to include leading casino management systems and table products, including automatic shufflers, proprietary table games and electronic table systems. It would also expand the range of Scientific Games’ social and real-money iGaming and iLottery products and services. This expanded portfolio is expected to position Scientific Games to better cross-utilize content and technology across the lottery, gaming and interactive sectors to propel future growth.

The combined company is expected to have world-class global sourcing, production, engineering and product development capabilities, as well as a large installed global base of diverse recurring revenue products and services. Scientific Games and Bally generated combined revenue of approximately $3.0 billion in the 12-month period ended March 31, 2014.

Scientific Games expects to achieve the anticipated $220 million of cost synergies and $25 million of capital expenditure savings by consolidating operations and generating efficiencies in the areas of manufacturing, engineering, field and customer service and administrative operations. Scientific Games anticipates incurring $75 million of costs to achieve the cost synergies and $40 million in capital costs to complete the integration of the companies. In addition, the combined company is expected to benefit from accelerated utilization of various tax attributes against U.S.-based pre-tax income.

Transaction Terms

Scientific Games would acquire all of the outstanding shares of Bally for $83.30 per share in cash, for a total transaction value of approximately $5.1 billion, including net debt of approximately $1.8 billion. The acquisition would be financed with debt and cash on hand and Scientific Games has obtained committed debt financing for the transaction, which is not subject to a financing contingency.

The acquisition is subject to customary closing conditions, including receipt of Bally shareholder approval and antitrust and gaming regulatory approvals, and is currently expected to be completed in early 2015. Scientific Games and Bally are both licensed in more than 300 gaming jurisdictions worldwide, which is expected to help facilitate obtaining the required gaming regulatory approvals.

Upon closing of the transaction, Mr. Isaacs will continue as President and Chief Executive Officer of Scientific Games, and it is anticipated that Mr. Haddrill and David Robbins, Chairman of the Board of Directors of Bally, will join the board of directors of Scientific Games, with Mr. Haddrill anticipated to serve as Vice Chairman.

Financial and Legal Advisory

BofA Merrill Lynch, Deutsche Bank Securities Inc. and J.P. Morgan served as the financial advisors to Scientific Games and Cravath, Swaine & Moore LLP served as the legal advisor to Scientific Games for the transaction. BofA Merrill Lynch, J.P. Morgan and Deutsche Bank Securities Inc. provided the committed debt financing for the transaction, and Latham & Watkins LLP served as the legal advisor to Scientific Games for such financing.

Macquarie Capital served as lead financial advisor and Groton Partners served as co-financial advisor to Bally and Skadden, Arps, Slate, Meagher & Flom LLP served as the legal advisor to Bally.

Conference Call Details

Scientific Games management is hosting a conference call today, August 1, at 8:30 am EDT to review the proposed transaction. To access the call live via a listen-only webcast, please visit www.scientificgames.com and click on the webcast link under the Investors section. To access the call by telephone, please dial (866) 318-8617 (U.S. and Canada) or +1 (617) 399-5136 (international). The conference ID is SGMS. A replay of the webcast will be archived in the Investors section on our website.

A presentation that will be reviewed on the call will be available in the Investors section on the Scientific Games website prior to the call. A replay of the webcast and accompanying presentation will be archived in the Investors section on the Scientific Games website.

About Scientific Games

Scientific Games Corporation (NASDAQ: SGMS) is a leading developer of technology-based products and services and associated content for worldwide gaming and lottery markets. The Company’s portfolio includes instant and draw-based lottery games; electronic gaming machines and game content; server-based lottery and gaming systems; sports betting technology; loyalty and rewards programs; and social, mobile and interactive content and services. For more information, please visit: www.scientificgames.com.

About Bally Technologies

Founded in 1932, Bally Technologies (NYSE: BYI) provides the global gaming industry with innovative games, table game products, systems, mobile, and iGaming solutions that drive revenue and provide operating efficiencies for gaming operators. For more information, please visit http://www.ballytech.com. Connect with Bally on Facebook, Twitter, YouTube, LinkedIn, and Pinterest.

Company Contacts

Investor Relations:

Scientific Games: Bill Pfund +1 847-785-3167

Vice President, Investor Relations

bill.pfund@scientificgames.com

Bally: Mike Carlotti +1 702-532-7995

Vice President of Treasury and Investor Relations

mcarlotti@ballytech.com

Media Relations:

Scientific Games: Mollie Cole +1 773-961-1194

Director, Corporate Communications

mollie.cole@scientificgames.com

Bally: Laura Olson-Reyes +1 702-532-7742

Senior Director, Marketing & Corporate Communications

lolson-reyes@ballytech.com

Bally: Mike Trask +1 702-532-7451

Senior Manager, Corporate Communications

mtrask@ballytech.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “estimate,” “should,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, beliefs, assumptions and estimates and are not guarantees of timing, future results or performance. Similarly, statements herein that describe the proposed transaction, including its financial impact, and other statements of management’s expectations, beliefs, assumptions, estimates and goals regarding the proposed transaction are forward-looking statements. It is uncertain whether any of the events or results anticipated by the forward-looking statements (including consummation of the proposed transaction) will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined company or the price of Scientific Games’ or Bally’s stock. These forward-looking statements involve certain risks and uncertainties and other factors that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: uncertainties as to the timing of the consummation of the proposed transaction and the ability of the parties to consummate the proposed transaction; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the approval of Bally’s stockholders; the ability to obtain required regulatory and gaming approvals at all or in a timely manner; the ability to obtain the debt financing necessary to consummate the proposed transaction; litigation related to the proposed transaction; disruption of Bally’s or Scientific Games’ current plans and operations as a result of the proposed transaction; the ability of Bally or Scientific Games to retain and hire key personnel; competitive responses to the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; the ability of Scientific Games to successfully integrate Bally’s operations, product lines and technology; the ability of Scientific Games to implement its plans, forecasts and other expectations with respect to Bally’s business after the completion of the transaction and realize additional opportunities for growth and innovation; the ability of Scientific Games to realize the anticipated synergies from the proposed transaction in the anticipated amounts or within the anticipated timeframes or costs expectations or at all; the ability to maintain relationships with Scientific Games’ and Bally’s respective employees, customers, other business partners and governmental authorities; and the other risks, uncertainties and important factors contained and identified (including under the heading “Risk Factors”) in Scientific Games’ and Bally’s filings with the Securities and Exchange Commission (the “SEC”), such as their respective Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K, any of which could cause actual results to differ materially from the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof and, except for Scientific Games’ and Bally’s ongoing obligations under U.S. federal securities laws, neither Scientific Games nor Bally undertakes any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Bally is responsible for the information in this press release concerning Bally and Scientific Games is responsible for the information in this release concerning Scientific Games. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Non-GAAP Financial Measures

Combined revenue as used herein is a non-GAAP measurement that is presented herein as a supplemental disclosure. As used herein, combined revenue reflects the arithmetic sum of Scientific Games’ pro forma revenue (giving effect to the acquisition of WMS Industries Inc.) and Bally’s pro forma revenue (giving effect to the acquisition of SHFL entertainment, Inc. and Dragonplay Ltd.) for the trailing 12-month period ended March 31, 2014. As used herein, combined revenue does not represent a “pro forma” amount determined in accordance with the SEC’s rules and regulations, including Article 11 of Regulation S-X, does not reflect any pro forma adjustments resulting from the proposed transaction, and should not be taken to represent how the companies would have performed on a historical basis had the acquired operations been included in the period presented, or how the companies will perform in any future period. This non-GAAP financial measure, as well as the other information in this press release, should be read in conjunction with Scientific Games’ and Bally’s financial statements filed with the SEC.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Bally and Scientific Games. Bally intends to file with the SEC a proxy statement in connection with the proposed transaction with Scientific Games. Bally also intends to file with the SEC other documents regarding the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of Bally and will contain important information about the proposed transaction and related matters. BALLY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Bally with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders of Bally will be able to obtain free copies of the proxy statement from Bally by contacting Investor Relations by mail at Attn: Investor Relations, Bally Technologies, 6650 El Camino Road, Las Vegas, NV 89118.

Participants in the Solicitation

Scientific Games and Bally and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about Scientific Games’ directors and executive officers is included in Scientific Games’ Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014 and the proxy statement for Scientific Games’ 2014 annual meeting of stockholders, filed with the SEC on April 30, 2014. Information about Bally’s directors and executive officers is included in Bally’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed with the SEC on August 28, 2013 and in the proxy statement for Bally’s 2013 annual meeting of stockholders, filed with the SEC on October 28, 2013. Additional information regarding these persons and their interests in the merger will be included in the proxy statement relating to the proposed merger when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

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